Exhibit 99.1

InfoLogix Announces the Engagement of KPMG, LLP as the Company’s Independent Registered Public Accounting Firm

HATBORO, PA — June 23, 2010 — InfoLogix, Inc. (NASDAQ: IFLG), a leading provider of enterprise mobility solutions for the healthcare and commercial industries, announced today that the Audit Committee of the Board of Directors has engaged KPMG, LLP (“KPMG”) to serve as the Company’s independent registered public accounting firm for the year ending December 31, 2010.  The Audit Committee selected KPMG after thoroughly evaluating the services offered by the firm and several of its competitors.  McGladrey & Pullen LLP (“McGladrey”) served as the company’s previous independent registered public accounting firm. The change in independent auditors is not the result of any disagreement between InfoLogix and McGladrey.

About InfoLogix, Inc.

InfoLogix is a leading provider of enterprise mobility solutions for the healthcare and commercial industries. InfoLogix uses the industry’s most advanced technologies to increase the efficiency, accuracy, and transparency of complex business and clinical processes.  With 19 issued patents, InfoLogix provides mobile managed solutions, on-demand software applications, mobile infrastructure products, and strategic consulting services to over 2,000 clients in North America including Kraft Foods, Merck and Company, General Electric, Kaiser Permanente, MultiCare Health System and Stanford School of Medicine.  InfoLogix is a publicly-traded company (NASDAQ: IFLG).  For more information visit www.infologix.com.

Safe Harbor

InfoLogix makes forward-looking statements in this press release which represent our expectations or beliefs about future events and financial performance.  Forward-looking statements are identifiable by words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “will,” “may” and other similar expressions. In addition, any statements that refer to expectations, projections or other characterizations of future events or circumstances are forward-looking statements.  Forward-looking statements are subject to known and unknown risks and uncertainties, including the risks described in Amendment No. 1 to our Annual Report on Form 10-K for the year ended December 31, 2009, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, and other filings we make with the Securities and Exchange Commission.  In addition, actual results could differ materially from those suggested by the forward-looking statements, and therefore you should not place undue reliance on the forward-looking statements.  We do not make any commitment to revise or update any forward-looking statements to reflect events or circumstances occurring or existing after the date of any forward-looking statement is made.

Investor Relations:

John A. Roberts

Chief Financial Officer

215-604-0691 x1102